Exhibit 99.1
News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Sie Soheili	Tatiana Stead
703.720.2455	703.720.2455	703.720.3929	703.720.2352

FOR IMMEDIATE RELEASE: July 21, 2016
Capital One Reports Second Quarter 2016 Net Income of $942 million, or $1.69 per share
Excluding Adjusting items, Second Quarter 2016 Net Income of $979 million or $1.76 per share

McLean, Va. (July 21, 2016) – Capital One Financial Corporation (NYSE: COF) today announced net income for the second quarter of 2016 of $942 million, or $1.69 per diluted common share, compared to the first quarter of 2016 with net income of $1.0 billion, or $1.84 per diluted common share, and the second quarter of 2015 with net income of $863 million, or $1.50 per diluted common share. Excluding Adjusting items, net income for the second quarter of 2016 was $979 million or $1.76 per share.
“In the second quarter, Capital One sustained top-line growth, delivered successful 2016 CCAR results, and affirmed our guidance for domestic card credit and total company efficiency ratio,” said Richard D. Fairbank, Founder, Chairman and Chief Executive Officer. “We remain well positioned to deliver growth and returns at the higher end of banks and distribute significant capital to shareholders, subject to regulatory approval.”
All comparisons below are for the second quarter of 2016 compared with the first quarter of 2016 unless otherwise noted.
Second Quarter 2016 Income Statement Summary:

•	Total net revenue increased 1 percent to $6.3 billion.

•	Total non-interest expense increased 2 percent to $3.3 billion.

•	3 percent decrease in marketing.

•	3 percent increase in operating expenses.

•	Pre-provision earnings decreased 1 percent to $3.0 billion.

•	Provision for credit losses increased 4 percent to $1.6 billion.

•	Net charge-offs of $1.2 billion.

Capital One Second Quarter 2016 Earnings

•	$465 million allowance build.

•	Net interest margin of 6.73 percent, down 2 basis points.

•	Efficiency ratio of 52.69 percent.

◦	Efficiency ratio net of adjustments of 52.32 percent.
Second Quarter 2016 Balance Sheet Summary:

•	Common equity Tier 1 capital ratio under Basel III Standardized Approach of 10.9 percent at June 30, 2016.

•	Period-end loans held for investment in the quarter increased $7.0 billion, or 3 percent, to $234.6 billion.

•	Domestic Card period-end loans increased $4.0 billion, or 5 percent, to $88.6 billion.

•	Consumer Banking period-end loans increased $824 million, or 1 percent, to $71.4 billion.

•	Auto period-end loans increased $1.8 billion, or 4 percent, to $44.5 billion.

•	Home loans period-end loans decreased $985 million, or 4 percent, to $23.4 billion, driven by planned run-off of acquired portfolios.

•	Commercial Banking period-end loans increased $2.0 billion, or 3 percent, to $66.2 billion.

•	Average loans held for investment in the quarter increased $3.6 billion, or 2 percent, to $230.4 billion.

•	Domestic Card average loans increased $833 million, or 1 percent, to $86.0 billion.

•	Consumer Banking average loans increased $692 million, or 1 percent, to $71.0 billion:

•	Auto average loans increased $1.6 billion, or 4 percent, to $43.6 billion.

•	Home loans average loans decreased $946 million, or 4 percent, to $23.8 billion, driven by planned run-off of acquired portfolios.

•	Commercial Banking average loans increased $1.6 billion, or 2 percent, to $64.9 billion.

•	Period-end total deposits decreased $720 million, or less than 1 percent, to $221.1 billion, while average deposits increased $2.0 billion, or 1 percent, to $221.1 billion.

•	Interest-bearing deposits rate paid increased by 2 basis points to 0.60 percent.

Capital One Second Quarter 2016 Earnings

Earnings Conference Call Webcast Information
The company will hold an earnings conference call on July 21, 2016 at 5:00 PM Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Choose “About Us,” then choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through August 4, 2016 at 5:00 PM Eastern Time.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2015.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $221.1 billion in deposits and $339.1 billion in total assets as of June 30, 2016. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.
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